                            Exhibit 99.1
SUNEDISON APPOINTS NEW FINANCE LEADERSHIP;
NAMES PHILIP J. GUND CHIEF FINANCIAL OFFICER

Maryland Heights, Mo., June 28, 2016 -- SunEdison, Inc. (OTC PINK: SUNEQ) today announced that it has appointed new leadership of its finance team, including Philip J. Gund, as Chief Financial Officer and Salvatore LoBiondo, Jr., as SVP, Corporate Controller, enhancing the Company’s financial operations as the Company moves through the chapter 11 process.

Both individuals are experienced restructuring executives and Senior Managing Directors with Ankura Consulting Group, LLC, a business advisory and expert services firm. Their appointments are effective immediately.

Mr. Gund is a Senior Managing Director of Ankura Consulting Group, with more than 30 years of professional experience, including 26 years working with debtor companies, their creditors, investors, and court-appointed officials. He recently served as Chief Restructuring Officer at Vivaro Corporation, one of the largest pre-paid phone card companies, and as Advisor to Infrastructure and Energy Alternatives, LLC, an alternative energy construction company. Mr. Gund was a Founding Principal of Marotta Gund Budd & Dzera, LLC, which Ankura Consulting Group acquired in 2016. Prior to forming MGBD, Mr. Gund served as a Principal at Zolfo Cooper, LLC. He received a Bachelor in Business Administration from Pace University and is a certified public accountant and certified insolvency and restructuring advisor.

Mr. LoBiondo is a Senior Managing Director of Ankura Consulting Group and has led complex restructurings with experience across diverse industries, often working in advisory and interim management roles, including Responsible Officer of LeNature's, a beverage company, Chief Executive Officer of Friedman’s Jewelers, Interim Controller of MicroWarehouse, Inc., and Advisor to the Official Committee of Unsecured Creditors of Mirant America Generating Inc., an energy producer. He previously was a Senior Managing Director at Marotta Gund Budd & Dzera, LLC. Prior to that role, he was a Managing Director at Zolfo Cooper, LLC. He received a Bachelor of Science from Villanova University and is a certified insolvency and restructuring advisor.

The Company’s prior Chief Financial Officer designee, Ilan Daskal, resigned from SunEdison on June 27, 2016. The Controller position has been open since the Company’s commencement of the chapter 11 process. Both appointments follow last week’s naming of John S. Dubel as SunEdison’s Chief Executive Officer.

About SunEdison
SunEdison develops, finances, installs, owns and operates renewable power plants, delivering predictably priced electricity to its residential, commercial, government and utility customers. The company is one of the leading renewable energy asset managers and provides customers with asset management, operations and maintenance, monitoring and reporting services. Corporate headquarters are in the United States with additional offices around the world.

Forward-Looking Statements
This press release contains forward-looking statements with respect to our Chapter 11 filing and related matters. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from those expressed or implied by the forward-looking statements. Important factors that could cause our actual results to differ materially from those anticipated in the forward-looking statements include, among other things: (i) the ability of SunEdison to develop, prosecute, confirm and consummate the Chapter 11 plan of reorganization; (ii) the potential adverse effect of the Chapter 11 filing on SunEdison’s liquidity and operations and the risks associated with operating businesses under Chapter 11 protection; (iii) the ability of SunEdison to comply with the terms of the DIP financing facility; (iv) SunEdison’s ability to obtain additional financing; (v) SunEdison’s ability to retain key management and employees, (vi) customer response to the Chapter 11 filing; and (vii) the risk factors or uncertainties listed from time to time in SunEdison’s filings with the Securities and Exchange Commission and with the U.S. Bankruptcy Court in connection with the company’s Chapter 11 filing. Other factors and assumptions not identified above are also relevant to the forward-looking statements, and if they prove incorrect, could also cause actual results to differ materially from those projected.

Forward-looking statements speak only as of the date of this release. We undertake no obligation to provide any updates or revisions to any forward-looking statement to reflect any change in our expectations or any change in events, conditions or circumstances on which the forward-looking statement is based.

Contact:
Gordon Handelsman
ghandelsman@sunedison.com
(650) 632-6120